July 14, 2008

FROM:	Anaren, Inc. 6635 Kirkville Road East Syracuse, NY 13057

CONTACT:	Joseph E. Porcello 315-362-0514

ANAREN REPORTS PRELIMINARY FOURTH QUARTER RESULTS

Syracuse, NY - Anaren, Inc. (NASDAQ: ANEN) announced today that net sales for the fourth quarter ended June 30, 2008 are expected to exceed the previously disclosed range of $30.0 to $33.0 million, but income for the quarter is expected to be below the previously disclosed range of $0.12 - $0.16 per diluted share. Net income was negatively impacted by poor yields on several production programs, a cost overrun on a development project within the Space & Defense Group, and restructuring costs at the Company’s Anaren Ceramics subsidiary. The Company now expects that net sales for the fourth quarter ended June 30, 2008 will be approximately $33.5 million and GAAP net earnings per diluted share will be between $0.05 and $0.08.

Anaren expects to release financial results for the fourth quarter and fiscal year ended June 30, 2008 on August 6, 2008.

Additionally, in relation to the previously announced intention of Anaren to acquire the M S Kennedy Corp, the Company now anticipates this transaction will close in the next 30 days.

Forward-Looking Statements

The foregoing statements regarding the Company’s expected financial results for the fourth quarter and the M S Kennedy acquisition are “forward-looking statements” and are preliminary in nature. These statements are based on information currently available to the Company and only reflect management’s current expectations. Financial results will be subject to Anaren’s formal review procedures, including review by the Company’s independent registered public accounting firm, KPMG. As a result, all financial results and stated expectations in this release are subject to change. In addition, these statements involve other risks and uncertainties which could cause actual results to differ materially from those projected. You are encouraged to review Anaren’s 2007 Annual Report, Anaren’s Form 10-K for the fiscal year ended June 30, 2007, and Anaren’s latest Form 10-Q and exhibits to those reports filed with the Securities and Exchange Commission to learn more about the various risks and uncertainties facing Anaren’s business and their potential impact on Anaren’s financial results.

Company Background

Anaren designs, manufactures and sells complex microwave components and subsystems for the wireless communications, satellite communications and defense electronics markets. For more information on Anaren’s products, visit our Web site at www.anaren.com.